Exhibit 10.3

LEASE TERM EXPIRATION AGREEMENT

THIS LEASE TERM EXPIRATION AGREEMENT (this “Agreement”) is made and entered into between Farley White Associates, LLC, a Massachusetts limited liability company having an address c/o Farley White Interests, Suite 1200, 155 Federal Street, Boston, MA 02110, Attn: Roger W. Altreuter (Facsimile Number: (617) 338-2387) (“Landlord”) and Sycamore Networks, Inc., a Delaware corporation having an address of 220 Mill Road, Chelmsford, MA 01824-4144, Attn: John Granara, Corporate Controller (Facsimile Number: (978) 244-1097) (“Tenant”) as of the 21st day of January, 2005.

Recitals

1. Landlord and Tenant entered in that certain Lease dated March 23, 2000 in connection with premises in the building commonly known and numbered as 150 Apollo Drive, Chelmsford, Massachusetts (the “Building”), as more particularly described therein (the “Lease”).

2. Tenant has exercised its option under Section 2.2(d) of the Lease to terminate the Lease as of August 31, 2005 (the “Scheduled Expiration Date”).

3. Tenant has requested, and Landlord has agreed, to cause the Term of the Lease to expire earlier than the Scheduled Expiration Date, upon the terms and conditions more particularly set forth herein.

4. Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Lease.

Agreement

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Lease Termination. Landlord and Tenant hereby agree that effective as of 11:59 p.m. on the date hereof (such date being referred to herein as the “Revised Expiration Date”), the Term of the Lease shall come to an end, whereupon the term of the Lease shall cease and expire on the Revised Expiration Date instead of the Scheduled Expiration Date. Upon such expiration, Tenant shall be released from all liability under the Lease arising from and after the Revised Expiration Date, including without limitation the obligation to pay Base Rent and Tenant’s share of Expenses for the Property and there shall not be any reconciliations or “true ups” of Tenant’s share of the Expenses for the Property; provided, however, that the foregoing provisions of this paragraph shall not limit any Tenant’s obligation accruing prior to or arising out of acts occurring prior to the Revised Termination Date, in accordance with the terms of the Lease.

2. Early Expiration Payment. No later than February 2, 2005, Tenant shall pay to Landlord, or at Landlord’s written direction, in immediately available funds the amount of [*] (the “Expiration Payment”), in the form of a certified or cashier’s check, or wire transfer as consideration for Landlord’s agreement to the early expiration of the Term of the Lease in accordance with the terms of this Agreement.

3. Yield Up; Exterior Sign. On or before the Revised Expiration Date, Tenant shall surrender all keys to the Premises, and yield up the Premises in accordance with the provisions of the Lease, provided, however, that Tenant shall be and hereby is released, pursuant to the terms of this Agreement, from any obligation that Tenant might otherwise have under the terms of the Lease to remove and/or restore any improvements in the Premises, other than the obligations to remove the exterior building sign, which Tenant shall remove on the terms and conditions pursuant to the first sentence of the next succeeding paragraph of this Section 3. Simultaneously with the execution and delivery of this Agreement, Tenant shall execute and deliver to Landlord a Bill of Sale in the form attached hereto in order to convey to Landlord, as of the Revised Expiration Date, title to the personal property and equipment of Tenant identified in that Bill of Sale. Landlord has performed an inspection of the Premises and acknowledges that to its knowledge, except with respect to Tenant’s obligation to remove the exterior sign, the Premises is being surrendered in the condition required by the Lease.

In addition to the foregoing, Landlord agrees that Tenant shall on or before January 31, 2005, and without unreasonably interfering with the use and occupancy of the Premises by any new tenant thereof, remove the exterior sign from the Premises, provided that Tenant agrees not to materially damage the condition of the Premises during such removal process and to promptly repair any damage caused by it, and to indemnify, defend and hold harmless Landlord from any claims for personal injury resulting therefrom.

4. Tenant Release. Effective as of the Revised Expiration Date, Tenant and its successors and assigns hereby release, acquit, satisfy and forever discharge Landlord and its employees, agents, officers, subsidiaries, affiliates, partners, trustees, beneficiaries, members, successors and assigns, from any and all actions, causes of actions, claims, demands, rights, damages, losses, expenses, occurrences and liabilities, of any kind whatsoever, both known and unknown, arising out of any matter, happening or thing, from the beginning of time relating to the Lease, but excluding any express obligation of Landlord hereunder not satisfied as of the Revised Expiration Date.

5. Landlord Release. Effective as of the Revised Expiration Date, Landlord and its successors and assigns hereby release, acquit, satisfy and forever discharge Tenant and its employees, agents, officers, subsidiaries, affiliates, partners, trustees, beneficiaries, members, successors and assigns, from any and all actions, causes of actions, claims, demands, rights, damages, losses, expenses, occurrences and liabilities, of any kind whatsoever, both known and unknown, arising out of any matter, happening or thing, from the beginning of time relating to the Lease, but excluding (a) any express obligation of Tenant hereunder not satisfied as of the Revised Expiration Date, (b) any obligations of Tenant under the Lease to indemnify Landlord for any act or omission resulting in any third party claim for personal injury, death or property damage, and (c) any obligation of Tenant under the Lease relating to Hazardous Materials.

6. Adjustment. Landlord shall pay to Tenant a sum equal to all electric and other utility bills paid by Tenant for utility service to the Premises for the period commencing on January 1, 2005 and ending on the Revised Expiration Date. Such payment shall be made within seven (7) days of Tenant’s rendering an invoice therefor to Landlord with reasonable supporting documentation. The foregoing shall be the only adjustment between Landlord and Tenant with respect to rent under the Lease. For example, Landlord shall have no obligation to reimburse Tenant for any Base Rent paid for the month of January 2005, even if the Revised Expiration Date occurs prior to January 31, 2005.

7. Notice of Lease. Simultaneously with the execution hereof, Tenant shall execute and deliver to Tenant the Notice of Termination of Lease attached hereto, in recordable form in order to terminate that certain Notice of Lease recorded at Middlesex North Registry of Deeds in Book 10806, Page 177.

8. Letter of Credit. Provided Tenant has satisfied its obligations hereunder, to pay the Expiration Payment, and to yield up the Premises as provided in Section 3 hereof, Landlord shall return to Tenant the letter of credit currently held by Landlord as a Security Deposit under the Lease immediately upon the payment of the Expiration Payment. The failure of Tenant to satisfy such obligations shall constitute a default of Tenant under this Agreement, and Landlord shall be entitled to all rights and remedies at law and equity arising therefrom, but such failure shall not affect the expiration of the Term of this Lease on the Revised Expiration Date. If Tenant fails to timely pay the Expiration Payment, notwithstanding anything to the contrary contained herein, Landlord shall be entitled to treat the same as if it were an Event of Default under the Lease and draw an amount under the letter of credit equal to the Expiration Payment.

9. Tenant’s Representations and Warranties. Tenant hereby represents and warrants to Landlord that Tenant has full authority to execute this Agreement, the Bill of Sale and the Notice of Termination of Lease without the joinder or consent of any other party and that Tenant has not assigned any of its rights, title or interest in or to the Lease to any other party.

10. Landlord’s Representations and Warranties. Landlord hereby represents and warrants to Tenant that Landlord has full authority to execute this Agreement, the Bill of Sale and the Notice of Termination of Lease without the joinder or consent of any other party and that Landlord has not assigned any of its rights, title or interest in or to the Lease to any other party.

11. Survival of Covenants; Miscellaneous. The covenants, agreements, representations and warranties of Landlord and Tenant contained in this Agreement shall survive the expiration of the Term of the Lease. This Agreement shall be binding upon and inure to the benefit of Tenant and Landlord and their respective heirs, executors, administrators, personal and legal representatives, successors and assigns. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no other oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby. This Agreement shall be interpreted as a Massachusetts contract. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. Facsimile signatures shall be treated for all purposes as originals.

12. Enforcement. If either party hereto brings any action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, on trial or appeal, shall be entitled to payment of its reasonable attorneys’ fees and costs by the non-prevailing party.

EXECUTED AS A SEALED INSTRUMENT as of the date first set forth above.

LANDLORD:

FARLEY WHITE ASSOCIATES, LLC

By:
Roger W. Altreuter
Manager

TENANT:

SYCAMORE NETWORKS, INC.

By
Name:	Richard J. Gaynor
Title:	CFO